                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

================================================================================










                            ASSET PURCHASE AGREEMENT

                            dated as of July 7, 2000

                                      among

                       DEPUY ORTHOPAEDIC TECHNOLOGY, INC.,

                                    as SELLER

                                       and

                             DJ ORTHOPEDICS, LLC AND
                                 DONJOY, L.L.C.

                             collectively, as BUYER









================================================================================

                                TABLE OF CONTENTS

                                                                                                          PAGE
ARTICLE I DEFINITIONS AND INTERPRETATIONS....................................................................1

    1.1   DEFINITIONS........................................................................................1

    1.2   INTERPRETATION.....................................................................................6

ARTICLE II PURCHASE AND SALE.................................................................................7

    2.1   PURCHASE AND SALE..................................................................................7

    2.2   EXCLUDED ASSETS....................................................................................8

    2.3   ASSUMED LIABILITIES................................................................................9

    2.4   EXCLUDED LIABILITIES...............................................................................9

    2.5   ASSIGNMENT OF CONTRACTS AND RIGHTS................................................................10

    2.6   PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE......................................................10

    2.7   CLOSING; PAYMENT OF PURCHASE PRICE................................................................11

    2.8   PREPARATION OF PRICE ADJUSTMENT STATEMENT.........................................................11

    2.9   CLOSING STATEMENT.................................................................................13


ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER........................................................13

    3.1   CORPORATE EXISTENCE AND POWER.....................................................................14

    3.2   CORPORATE AUTHORIZATION; SUBSIDIARIES.............................................................14

    3.3   GOVERNMENTAL AUTHORIZATIONS.......................................................................14

    3.4   NONCONTRAVENTION..................................................................................14

    3.5   REQUIRED CONSENTS.................................................................................15

    3.6   FINANCIAL STATEMENTS..............................................................................15

    3.7   ABSENCE OF UNDISCLOSED LIABILITIES................................................................15

    3.8   ABSENCE OF CERTAIN CHANGES........................................................................15

    3.9   CONTRACTS; NO DEFAULTS............................................................................16

    3.10  LITIGATION........................................................................................16

    3.11  COMPLIANCE WITH LAWS AND COURT ORDERS.............................................................17

    3.12  PROPERTIES........................................................................................17

    3.13  INTELLECTUAL PROPERTY.............................................................................18

    3.14  FINDERS' FEES.....................................................................................19

    3.15  SUPPLIERS AND VENDORS.............................................................................19

    3.16  CUSTOMERS.........................................................................................19

    3.17  SUFFICIENCY OF PURCHASED ASSETS; CONDITION OF PURCHASED ASSETS....................................19


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................19

    4.1   LEGAL EXISTENCE AND POWER.........................................................................19

    4.2   AUTHORIZATION.....................................................................................20

    4.3   GOVERNMENTAL AUTHORIZATIONS.......................................................................20

    4.4   NONCONTRAVENTION..................................................................................20

    4.5   LITIGATION........................................................................................20

    4.6   FINDERS' FEES.....................................................................................21


ARTICLE V COVENANTS OF SELLER...............................................................................21

    5.1   CONDUCT OF THE BUSINESS...........................................................................21

    5.2   ACCESS TO INFORMATION; CONFIDENTIALITY............................................................21

    5.3   NOTICES OF CERTAIN EVENTS.........................................................................22

    5.4   NON-COMPETITION...................................................................................22

ARTICLE VI COVENANTS OF BUYER...............................................................................23

    6.1   CONFIDENTIALITY...................................................................................23

    6.2   ACCESS; CONFIDENTIALITY...........................................................................24

    6.3   TRADEMARKS; TRADENAMES............................................................................24


    6.4   RETURNED GOODS....................................................................................25

ARTICLE VII COVENANTS OF BUYER AND SELLER...................................................................25

    7.1   GENERAL...........................................................................................25

    7.2   FURTHER ASSURANCES................................................................................25

    7.3   CERTAIN FILING....................................................................................26

    7.4   PUBLIC ANNOUNCEMENTS..............................................................................26

    7.5   CONSENTS..........................................................................................26

    7.6   MISDIRECTED PROCEEDS..............................................................................27

    7.7   CORPORATE NAME CHANGE.............................................................................27

    7.8   PHYSICAL TRANSFER OF PURCHASED ASSETS.............................................................27

    7.9   TERMINATION OF DISTRIBUTION AGREEMENTS............................................................27


ARTICLE VIII EMPLOYEE MATTERS...............................................................................28

    8.1   EMPLOYEES.........................................................................................28

    8.2   TERMS OF EMPLOYMENT...............................................................................28

    8.3   BENEFITS..........................................................................................29

    8.4   BENEFITS REQUIREMENTS.............................................................................29

    8.5   SELLER'S BENEFIT PLANS............................................................................30

ARTICLE IX TAX MATTERS......................................................................................30

    9.1   TAX DEFINITIONS...................................................................................30

    9.2   TAX MATTERS.......................................................................................30

    9.3   TAX COOPERATION; ALLOCATION OF TAXES..............................................................31


ARTICLE X CONDITIONS TO CLOSING.............................................................................32

   10.1   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.....................................................32

   10.2   CONDITIONS TO OBLIGATIONS OF BUYER................................................................32

   10.3   CONDITIONS TO THE OBLIGATIONS OF SELLER...........................................................33


ARTICLE XI SURVIVAL; INDEMNIFICATION........................................................................34

   11.1   SURVIVAL..........................................................................................34

   11.2   INDEMNIFICATION...................................................................................34

   11.3   PROCEDURES........................................................................................36

   11.4   CALCULATION OF DAMAGES............................................................................36

   11.5   ASSIGNMENT OF CLAIMS..............................................................................37

   11.6   EXCLUSIVITY.......................................................................................37


ARTICLE XII TERMINATION.....................................................................................37

   12.1   GROUNDS FOR TERMINATION...........................................................................37

   12.2   EFFECT OF TERMINATION.............................................................................38


ARTICLE XIII MISCELLANEOUS..................................................................................38

   13.1   NOTICES...........................................................................................38

   13.2   WAIVERS...........................................................................................39

   13.3   EXPENSES..........................................................................................39

   13.4   SUCCESSORS AND ASSIGNS............................................................................39

   13.5   GOVERNING LAW.....................................................................................39

   13.6   MEDIATION.........................................................................................39

   13.7   DISPUTE RESOLUTION................................................................................40

   13.8   COUNTERPARTS; THIRD PARTY BENEFICIARIES...........................................................43

   13.9   ENTIRE AGREEMENT..................................................................................43

   13.10  BULK SALES LAW....................................................................................43

   13.11  HEADINGS..........................................................................................43

   13.12  DISCLOSURE SCHEDULES..............................................................................43

   13.13  CONFIDENTIALITY AGREEMENT.........................................................................44

   13.14  NO SHOP...........................................................................................44

SCHEDULES
---------
Schedule 1         -   Products
Schedule 2.1(b)    -   Assigned Contracts
Schedule 2.1(c)    -   Personal Property and Fixtures
Schedule 2.1(j)    -   Purchased Assets and Properties from Seller's Foreign Affiliates
Schedule 2.2(e)    -   Excluded Property and Assets
Schedule 3.3       -   Seller Governmental Authorizations
Schedule 3.5       -   Required Consents
Schedule 3.8       -   Absence of Certain Changes
Schedule 3.9(a)    -   Contracts
Schedule 3.10          Litigation
Schedule 3.11      -   Compliance with Laws; Permits
Schedule 3.12(a)   -   Real Property
Schedule 3.12(b)   -   Liens
Schedule 3.13(a)   -   Business Intellectual Property
Schedule 3.13(d)   -   Royalties, etc.
Schedule 3.15      -   Insurance
Schedule 3.17      -   Customers
Schedule 3.18(b)   -   Condition of Purchased Assets
Schedule 4.3       -   Buyer Governmental Authorizations
Schedule 7.8       -   Physical Transfer of Purchased Assets
Schedule 9.2(a)    -   Contested Taxes
Schedule 10.1      -   Certain Governmental Entities
Schedule 10.2(c)   -   Closing Consents


EXHIBITS
--------
Exhibit A      -   Form of Assignment and Assumption Agreement
Exhibit B      -   Statement of Assets and Liabilities
Exhibit C      -   Form of Transition Services Agreement

                            ASSET PURCHASE AGREEMENT

               This ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of July 7, 2000, is by and among DePuy Orthopaedic Technology, Inc., a Delaware corporation ("SELLER"), dj Orthopedics, LLC, a Delaware limited liability company ("DJ"), and DonJoy, L.L.C., a Delaware limited liability company ("DONJOY") (DJ and DonJoy, collectively, the "BUYER").

                                   WITNESSETH:

          WHEREAS, Seller conducts a business which manufactures, sells and distributes the Products (as defined below) (the "BUSINESS");

          WHEREAS, Buyer desires to purchase certain of the assets and assume certain of the Liabilities of the Business from Seller, and Seller desires to sell or cause to be sold to Buyer certain of the assets and transfer certain of the Liabilities of the Business to Buyer, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of mutual representations, agreements and covenants hereinafter set forth, Seller and Buyer hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

1.1 DEFINITIONS.

          (a) For purposes of this Agreement, the following terms, as used herein, shall have the following meanings:

               "ACCOUNTS RECEIVABLE" shall mean all trade receivables arising in the normal course of business, offset by an allowance for doubtful accounts, product returns and rebates and excluding all credit allowances related to written express product warranties.

               "AFFILIATE" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled-by or is under common control with such Person.

               "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an Assignment and Assumption Agreement in the form of Exhibit A to be executed by the parties at the Closing.

               "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement between Buyer and Seller dated August 16, 1999.

               "CONTROL" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               "EMPLOYEE BENEFIT PLAN" shall mean (i) any "EMPLOYEE BENEFIT PLAN" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), whether a single employer, a multiple employer or a multiemployer plan, including each related trust, custodial account or insurance contract, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits, including, without limitation, retirement, pension, profit sharing, vacation, holiday, medical, severance, disability, death, incentive compensation, stock option, or stock purchase or other similar benefits, whether written or unwritten.

               "FUNDED INDEBTEDNESS" means the aggregate amount T(including the current portions thereof) of all (i) indebtedness of Seller for money borrowed from others (whether or not an Affiliate), purchase money indebtedness of Seller (other than accounts payable in the ordinary course), and reimbursement obligations of Seller with respect to letters of credit, (ii) indebtedness of the type described in clause (i) above guaranteed in any manner by Seller, or in effect guaranteed, directly or indirectly, in any manner by Seller through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course of business, (iii) all indebtedness of the type described in clause (i) above secured by any Lien upon property owned by Seller, even though the Seller has not in any manner become liable for the payment of such indebtedness, and (iv) all interest expense accrued but unpaid, and all repayment premiums and penalties, on or relating to any of such indebtedness.

               "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

               "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign government and any court, tribunal, arbitrator, administrative agency, including, without limitation, the FDA, commission or other governmental or regulatory authority or agency, whether domestic, foreign or supranational and whether legislative, executive, judicial or otherwise.

               "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "INTELLECTUAL PROPERTY" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all copies and tangible embodiments thereof (in whatever form or medium) and (f) all interests in proprietary computer programs, shrink-wrap programs and websites, domain names, universal resource locators and internet addresses and software, hardware and licenses connected therewith.

               "J&J" shall mean Johnson & Johnson, a New Jersey corporation.

               "LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

               "LIEN" shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or other contract to give the foregoing in respect of such property or asset.

               "LAW" shall mean any constitution, law, statute, code, treaty, rule, directive, ordinance or regulation or Order enacted, adopted, issued or promulgated by any Governmental Entity.

               "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" shall mean any event or situation that has a material adverse change or effect, respectively, on the business, operations, assets, Liabilities, results of operations, cash flows or financial condition, relations with material customers or material suppliers, of the Business, taken as a whole, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the orthopedic industry generally, (iii) changes in economic, regulatory or political conditions generally or (iv) resignations or departures of employees of the Business.

               "NET INVENTORY" shall mean as of a particular date the value of the inventory of saleable finished Products held for sale and work in process plus Product specific raw materials and supplies in connection with the manufacture and/or distribution of saleable products as valued under GAAP using Seller's inventory accounting policies in effect on the date of the Audited Financial Statements.

               "NON-ORTHOPEDIC AFFILIATE" shall mean an Affiliate of Seller for purposes of Section 5.4 hereof which does not derive a material portion of its revenue from the sale, license, lease or distribution for promotion of device in the orthopedic medical devices industry; provided, however, that J&J shall not constitute a Non-Orthopedic Affiliate for purposes hereof.

               "ORDER" shall mean judgments, writs, decrees, compliance agreements, injunctions, enforcement actions, including, without limitation, any fines, penalties, recalls or suspensions, or orders of any Governmental Entity.

               "PERSON" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "PROCEEDINGS" shall mean actions, suits, claims, investigations or legal, administrative or arbitration proceedings.

               "PRODUCTS" shall mean the products described on Schedule 1 hereto.

               "RELATED DOCUMENTS" shall mean the Assignment and Assumption Agreement and Transition Services Agreement.

               "REPLACEMENT PRODUCTS" shall mean any advancements, improvements or "product line extensions" relating to or with respect to the Products; provided that the Replacement Products shall not include internally ingested substances or implanted medical devices.

               "SELLER'S KNOWLEDGE" shall mean the (i) actual knowledge, without investigation, of Tom Oberhausen, Nanette Benson, Kevin Sidow and Greg Bidlack and (ii) that knowledge which Tom Oberhausen, Nanette Benson, Kevin Sidow and Greg Bidlack would normally have obtained in the management and oversight of the Business.

               "SELLER'S RESTRICTED BUSINESS" shall mean the business of selling, licensing, leasing or otherwise deriving revenue from the (i) Products or (ii) Replacement Products.

               "STATEMENT OF ASSETS AND LIABILITIES" shall have the meaning given to it in Section 3.6(a)(ii) and, with the Audited Financial Statements, is attached hereto as Exhibit B.

               "TRANSITION SERVICES AGREEMENT" shall mean a Transition Services Agreement in the form of Exhibit C to be executed by the parties at the Closing.

TERM                                                                  SECTION
Accounting Firm ................................................       2.8(a)

Acquisition Expenses ...........................................     13.14(a)

Audited Financial Statements ...................................       3.6(a)

Agreed Rate ....................................................       2.8(c)

Allocation .....................................................       2.6(b)

Another Transaction ............................................     13.14(a)

Appeal Arbitrator ..............................................      13.7(g)

Apportioned Obligations ........................................       9.3(b)

Assigned Contracts .............................................       2.1(b)

Assumed Liabilities ............................................       2.3

Business Intellectual Property .................................      3.13(a)

Closing ........................................................       2.7(a)

Closing Date ...................................................       2.7(a)

Closing Statement ..............................................       2.9

Code ...........................................................       9.l

TERM                                                                  SECTION
Comparable Employment...........................................       8.1

Competing Business .............................................       5.4

Contracts ......................................................       3.9

CPR ............................................................      13.6(a)

Damages ........................................................      11.2(a)

Determination Date .............................................       3.6(a)

Dispute ........................................................      13.6(a)

Excluded Assets ................................................       2.2

Excluded Liabilities ...........................................       2.4

FDA ............................................................      3.11(b)

Indemnified Party ..............................................      11.3(a)

Indemnifying Party .............................................      11.3(a)

Just Cause .....................................................       8.2

Leases .........................................................       2.2(i)

Negative Purchase Price Adjustment .............................       2.8(b)

Non-Compete Period .............................................       5.4

Notice of Disagreement .........................................       2.8(a)

Permits ........................................................       2.1(g)

Permitted Liens ................................................      3.12(b)(v)

Pre-Closing Period .............................................       5.1

Pre-Closing Tax Period .........................................       9.1

Price Adjustment Statement .....................................       2.8(a)

Positive Purchase Price Adjustment .............................       2.8(b)

Post-Closing Tax Period ........................................       9.3(b)

Potential Contributor ..........................................      11.5

Purchase Price .................................................       2.6(a)

Purchase Price Adjustment Due Date .............................       2.8(c)

Purchased Assets ...............................................       2.1

Real Property ..................................................      3.12

Representatives ................................................       5.2

Required Consents ..............................................       3.5

Seller Intellectual Property ...................................       2.2(c)

TERM                                                                  SECTION
Seller Mark.....................................................      6.3

Statement of Assets and Liabilities ............................      3.6(a)

Target Inventory Amount ........................................       2.8(a)

Tax ............................................................       9.1

Taxing Authority ...............................................       9.1

Tax Return .....................................................       9.1

Third Party Claim ..............................................      11.3(b)

Transfer Taxes .................................................       9.3(c)

Transferred Employee ...........................................       8.1

Unaudited Financial Statements .................................       3.6(a)

1.2 INTERPRETATION.

          (a) Unless otherwise provided herein all monetary values stated herein are expressed in United States currency.

          (b) Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP as applied on a consistent basis by Seller. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

          (c) Any statute, statutory instrument, regulation, bylaw or other requirement of U.S. federal, state or local law and any U.S. legal term for any action, remedy, method of judicial proceeding, legal documents, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any non-U.S. jurisdiction be deemed include that which most nearly approximates in such non-U.S. jurisdiction such U.S. statute, statutory instrument, regulation, bylaw other requirement of law or legal term.

          (d) Whenever conversion of payments from any foreign currency for a particular date or period shall be required, such conversion shall be made at the average of the bid and ask rate published by Reuters for the conversion of such foreign currency into United States currency as of such date or period. Whenever conversion of payments from any foreign currency for a particular period shall be required, such conversion shall be made at the average of the beginning and end of month exchange rates used by Seller for income statement financial reporting purposes for the applicable months.

                                   ARTICLE II

                                PURCHASE AND SALE

2.1 PURCHASE AND SALE.

     Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase and acquire from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than the Permitted Liens, all of Seller's right, title and interest in, to and under the assets, properties, interests in properties and rights of Seller of every kind, nature and description, whether real, personal or mixed, tangible or intangible (and other than the Excluded Assets), owned or used in the conduct of the Business by Seller, wherever located, as the same may exist on the Closing Date (the "PURCHASED ASSETS"), including, without limitation, but except as otherwise provided below, all right, title and interest of Seller in, to and under the following Purchased Assets to the extent owned, held or used in the conduct of the Business:

          (a) the assets and properties identified on the Closing Statement, including (i) all personal property and interests therein, (ii) all Business Intellectual Property, (iii) all raw materials, work-in-process, finished goods, supplies and other inventories (except as described in Section 2.2(j)) and (iv) all prepaid expenses other than those prepaid expenses relating to any Excluded Asset;

          (b) all rights under all contracts, agreements, licenses, commitments, sales orders, purchase orders and other instruments listed on Schedule 2.1(b) other than any rights under or to items described in Section 2.2(f) (collectively, the "ASSIGNED CONTRACTS");

          (c) all books, records, technical manuals, files and papers (Seller having the right to retain copies), other than historical financial records, related to the Business;

          (d) all machinery and equipment, including, without limitation, all manufacturing, production, maintenance, packaging, testing and other machinery, tooling and equipment, molds, presses, motor vehicles and other vehicles, spare or replacement parts, furniture, office equipment, supplies and other items of tangible personal property used in the Business and listed on Schedule 2.1(d);

          (e) all warranties and guarantees received from vendors, suppliers or manufacturers with respect to the Purchased Assets or the Business;

          (f) all stationery, sales and purchase order forms, forms, labels, shipping material, catalogs, brochures, art work, photographs, marketing and advertising material of the Business;

          (g) all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained from any Governmental Entity ("PERMITS");

          (h) all rights, recoveries, refunds, counterclaims, rights of offset, other rights, choses in action and claims (known or unknown, matured or unmatured, accrued or contingent) of the Business against third parties that result from or arise out of events, facts or circumstances occurring or existing, on or after the Closing Date, other than any of the foregoing which relate solely to the Excluded Assets or the Excluded Liabilities;

          (i) all computer hardware and software programs and related databases used exclusively in the conduct of the Business; and

          (j) certain assets and properties of Seller's foreign Affiliates held for use in the Business as set forth on Schedule 2.1(j).

2.2 EXCLUDED ASSETS.

     Buyer expressly understands and agrees that the following assets, properties or interest therein of Seller (the "EXCLUDED ASSETS") shall be excluded from the Purchased Assets:

          (a) all of Seller's cash and cash equivalents on hand and in banks;

          (b) insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder that result from or arise out of events, facts or circumstances occurring or existing on or prior to the Closing;

          (c) all Intellectual Property of Seller and its Affiliates, other than the Business Intellectual Property (the "SELLER INTELLECTUAL PROPERTY");

          (d) all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books, tax records and corporate records (including historical financial records) of Seller and its Affiliates;

          (e) the property and assets described on Schedule 2.2(e);

          (f) any Accounts Receivable, other receivables and any deferred Tax asset of the Business;

          (g) all of Seller's (and its Affiliates') right, title and interest in its Employee Benefit Plans and the related assets;

          (h) all Inventory sold or otherwise disposed of in the ordinary course consistent with past practice from the date hereof until the Closing Date;

          (i) the real property and leases of, and other interests in, real property in each case together with all building and improvements erected thereon, listed on Schedule 3.12(a) (collectively, the "LEASES");

          (j) all assets and properties of Seller's foreign Affiliates used or held for use in the Business, except for those assets and properties of Seller's foreign Affiliates set forth on Schedule 2.1(j);

          (k) certain assets included in the line item entitled "Other Current Assets" on the balance sheet of Seller as it exists on the Closing Date, prepared in accordance with GAAP, consistently applied with the Audited Financial Statements (assuming such balance sheet were to be prepared); and

          (l) the product know as the "Global Shoulder Kit" and all related work-in-process, supplies and other related inventory.

2.3 ASSUMED LIABILITIES.

     Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to pay or assume, perform and discharge when due the following Liabilities relating to or arising out of the conduct of the Business (the "ASSUMED LIABILITIES"):

          (a) all Assumed Liabilities set forth on the Closing Statement;

          (b) all Liabilities of Seller arising under the Assigned Contracts from and after the Closing Date, but in each case only to the extent such Assigned Contracts have been effectively assigned and transferred to Buyer pursuant to the provisions hereof; and

          (c) all Liabilities relating to any Products manufactured or sold by Buyer from and after the Closing Date including, without limitation, warranty obligations, product returns (in accordance with Section 6.4) and other product Liabilities.

2.4 EXCLUDED LIABILITIES.

     Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller (all such Liabilities not being assumed being hereinafter referred to as the "EXCLUDED LIABILITIES"), and, notwithstanding anything to the contrary in this Section 2.4, Buyer is not assuming and none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (a) any Liability for Taxes of Seller or relating to the Excluded Assets for any period or any Liability for Taxes relating to the Business or the Purchased Assets attributable to the Pre-Closing Tax Period; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid in the manner set forth in Section 9.3(c) hereof;

          (b) all accounts and trade payables, accrued Liabilities and booked overdraft reserves of Seller, except to the extent such items relate to Assumed Liabilities;

          (c) any Liability relating to any Employee Benefit Plan;

          (d) all Liabilities arising out of any action, suit, investigation or Proceeding relating to or arising out of the Business or the Purchased Assets before any court or arbitrator or any Governmental Entity;

          (e) any Liability relating to an Excluded Asset;

          (f) any Liability of Seller under or pursuant to this Agreement and the Assignment and Assumption Agreement;

          (g) any Liability of Seller under any Contract (including, without limitation, the Leases), and, with respect to the Assigned Contracts described on in Section 2.1(b), those Liabilities arising out of a breach or alleged breach thereof that occurred on or prior to the Closing;

          (h) any Liability of Seller arising by reason of any violation or alleged violation of any Law or Order or any requirement of any Governmental Entity, to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing, notwithstanding that the date on which any Proceeding or claim is commenced or made is after the Closing;

          (i) any Liability for the product return (in accordance with Section 6.4) or product Liability, including that of any customer of Seller, of products sold or distributed on or prior to the Closing, notwithstanding that the date on which any Proceeding or claim is commenced or made is on or after the Closing Date;

          (j) any Liability of Seller with respect to any employee of Seller that is not a Transferred Employee and, with respect to Transferred Employees, those Liabilities that result from or arise out of events, facts or circumstances occurring or existing on or prior to the date of hire by Buyer of each Transferred Employee;

          (k) any Liability related to Funded Indebtedness.

2.5  ASSIGNMENT OF CONTRACTS AND RIGHTS.

     Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to assign or transfer any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder.

2.6 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

          (a) The purchase price for the Purchased Assets (the "PURCHASE PRICE") is $47,111,000 in cash. The Purchase Price will be paid as provided in Section
2.7 and shall be subject to adjustment as provided in Section 2.8.

          (b) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller for its review and approval (which approval shall not be unreasonably withheld) a statement setting forth the allocation of the Purchase Price plus any Assumed Liabilities treated as Purchase Price for Tax purposes. In the event of any adjustment in the Purchase Price pursuant to
Section 2.8 or otherwise, Buyer shall amend such allocation to reflect the amount of any such adjustment due to an increase or decrease in value of one of the categories as to which the Purchase Price has been allocated or deducted from each such category of assets and the amount allocated to the non-compete provisions of Section 5.4 in an amount equal to the actual increase or decrease occurring with respect to that particular category of asset or amount allocated to the non-compete provisions of Section
5.4. Buyer and Seller agree to (i) be bound by the allocation set forth on such allocation statement (the "ALLOCATION"), (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing) and (iii) take no position inconsistent with the Allocation for all Tax purposes.

2.7 CLOSING; PAYMENT OF PURCHASE PRICE.

     The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York, at 10:00 A.M., local time, as soon as possible, but in no event later than five business days after satisfaction or waiver of the conditions set forth in
Article X, or such other date as may be mutually agreed upon by the parties hereto (the "CLOSING DATE"). Seller and Buyer specifically acknowledge that time is of the essence because Seller's intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with Seller. At the Closing:

          (a) Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to such bank account as Seller shall designate in writing to Buyer at least two (2) business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

          (b) Seller and Buyer shall enter into an Assignment and Assumption Agreement, and, subject to the provisions hereof, Seller shall deliver to Buyer such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets. The patents and trademarks included in the Purchased Assets shall be transferred to Buyer by a general assignment delivered at Closing and by individual assignments delivered after Closing pursuant to Section 7.2(b).

          (c) Seller and Buyer shall enter into the Transition Services
Agreement.

          (d) Seller and Buyer shall deliver or satisfy all other items or obligations set forth in Article X.

2.8 PREPARATION OF PRICE ADJUSTMENT STATEMENT.

          (a) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement as of the Closing Date (in its final and binding form, the "PRICE ADJUSTMENT STATEMENT") setting forth the difference between the Net Inventory as of the Closing Date and $5,866,000 (the "TARGET INVENTORY AMOUNT"). In connection with the preparation of the Price Adjustment Statement, Buyer and Seller shall cooperate and provide access to personnel and facilities so that Seller may take and prepare a physical count of Net

Inventory included in the Purchased Assets as of the close of business on the Closing Date and deliver to Buyer a certificate that the Price Adjustment Statement was prepared in accordance with GAAP using Seller's inventory accounting policies in effect on the date of the Audited Financial Statements. Representatives of Buyer shall be entitled to observe such physical count at Buyer's own expense. The Price Adjustment Statement shall become final and binding upon the parties on the thirtieth day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "NOTICE OF DISAGREEMENT") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller, then the Price Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall only become final and binding upon the parties on the earlier of
(x) the date the parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters in dispute are resolved by an accounting firm (in accordance with the procedure set forth in this Section 2.8) selected by Seller and Buyer or, if the parties are unable to agree, an independent accounting firm selected by Seller's and Buyer's independent accounting firms (such firm, the "ACCOUNTING FIRM"). During the 30 days immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, or such longer period as may be mutually agreed, either Seller and Buyer shall submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Net Inventory as of the Closing Date (and shall use such determination to prepare the final Price Adjustment Statement), which determination shall be binding on the Parties, and determine only those matters which remain in dispute and which were included in the Notice of Disagreement. The parties agree that the adjustment contemplated by this
Section 2.8 is intended to show the difference in Net Inventory as of the Closing Date from the Target Inventory, and that such difference can only be measured if both inventory calculations are done in the same way and use the Seller's inventory accounting policies in effect on the date of the Audited Financial Statements. The scope of any dispute to be resolved by the Accounting Firm shall be limited as to whether such calculation was done in accordance with this Section 2.8(a), including whether Seller's inventory accounting policies were used and whether there were mathematical errors in the Price Adjustment Statement. The Price Adjustment Statement shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers the final Price Adjustment Statement to the Parties. The fees and expenses of the Accounting Firm pursuant to this Section 2.8 shall be borne one half each by Buyer and Seller. Buyer and Seller acknowledge and agree that the provisions of Sections 11.2(c), 13.6 and 13.7 shall not apply to disputes described in this Section 2.8(a).

          (b) If the Price Adjustment Statement discloses a positive net change to the Target Inventory Amount, then the amount of such positive change (the "POSITIVE PURCHASE PRICE ADJUSTMENT") shall be added on a dollar-for-dollar basis to the Purchase Price. If the Price Adjustment Statement discloses a negative net change to the Target Inventory Amount, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such negative net change (the "NEGATIVE PURCHASE PRICE ADJUSTMENT").

          (c) No payment need be made by either party until the determination of the final Price Adjustment Statement, provided that not later than three (3) business days after the determination of the final Price Adjustment Statement (such third business day being the "PURCHASE PRICE ADJUSTMENT DUE DATE"), Buyer shall pay to Seller by wire transfer of immediately available funds to such bank account as Seller shall designate in writing to Buyer, the Positive Purchase Price Adjustment, if any, plus interest thereon from the Closing Date through the date of payment at the prime rate published by the Wall Street Journal as that rate may vary from time to time, or if that rate is no longer published, a comparable rate (the "AGREED RATE").

          (d) On or before the Purchase Price Adjustment Due Date, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account as Buyer shall designate in writing to Seller, the Negative Purchase Price Adjustment, if any, plus interest thereon from the Closing Date through the date of payment at the Agreed Rate.

2.9 CLOSING STATEMENT.

     Within five (5) business days after the receipt of the Price Adjustment Statement, Buyer shall prepare and deliver to Seller a statement of the Purchased Assets and the Assumed Liabilities as of the Closing Date (the "CLOSING STATEMENT").

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Buyer acknowledges and agrees that the Purchased Assets are sold "as is" and Buyer agrees to accept the Purchased Assets in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to Seller, except as expressly set forth in this Agreement or the Schedules or Exhibits hereto. Without limiting the generality of the foregoing and except as expressly set forth in this Agreement or the Schedules or Exhibits hereto, Buyer acknowledges that Seller makes no representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or the Schedules or Exhibits hereto. BUYER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER IS IN LIEU OF, AND BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     Subject to the foregoing and except as set forth in the disclosure schedule attached hereto, Seller represents and warrants to Buyer as of the date hereof as follows:

3.1 CORPORATE EXISTENCE AND POWER.

     Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority and all Permits required to own, lease and operate its properties and assets as they are now owned, leased and operated and to carry on the Business as now conducted, except for those Permits the absence of which would not have a Material Adverse Effect. Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership, leasing or operation of its properties and assets makes such qualification necessary, except for those qualifications the absence of which would not have a Material Adverse Effect.

3.2 CORPORATE AUTHORIZATION; SUBSIDIARIES.

     (a) Seller has the requisite corporate power and authority to enter into this Agreement and the Assignment and Assumption Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Assignment and Assumption Agreement and the consummation of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been, or will be as of the Closing Date, duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and the Assignment and Assumption Agreement has been or will be at or prior to the Closing duly and validly executed and delivered by Seller and is or will be when executed, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

     (b) Seller does not own or hold, directly or indirectly, any equity interest in any other Person.

3.3 GOVERNMENTAL AUTHORIZATIONS.

     Except as set forth in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity.

3.4 NONCONTRAVENTION.

     The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in any violations of the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable Law, (iii) assuming the obtaining of all Required Consents, require any consent or other action by an Person or constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Seller is entitled under any provision or any agreement or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien on any Purchased Assets, except for Permitted Liens.

3.5 REQUIRED CONSENTS.

     Schedule 3.5 sets forth each agreement or instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not taken or received by the Closing Date (the "REQUIRED CONSENTS").

3.6 FINANCIAL STATEMENTS.

          (a) Prior to the date hereof, Seller has delivered true, complete and correct copies (which copies are attached hereto as Exhibit B) of the:

               (i) audited combined balance sheet of Seller as of December 31, 1998 and the audited combined balance sheet as of December 31, 1999 and the related audited combined statements of operations and changes in invested equity and combined statements of cash flows of Seller for the fiscal year ended December 31, 1999, the period October 29, 1998 through December 31, 1998, the period January 1, 1998 through October 28, 1998 and for the fiscal year ended December 31, 1997, and the statement of revenues and expenses for the period January 1, 1998 through October 28, 1998 and for the fiscal year ended December 31, 1997 for the Bracing and Supports Business of Seller, each including the footnotes thereto, as audited by Seller's accountants (the "AUDITED FINANCIAL STATEMENTS"); and

               (ii) unaudited combined balance sheet of Seller as of March 31, 2000 (the "STATEMENT OF ASSETS AND LIABILITIES" and such date the "DETERMINATION DATE"), and the related unaudited combined statements of operations and changes in invested equity and combined statements of cash flows of the Seller for the three months ended March 31, 1999 and 2000, as reviewed by Seller's accountants ( such statements together with Statements of Assets and Liabilities, the "UNAUDITED FINANCIAL STATEMENTS").

          (b) Each of the Audited Financial Statements and the Unaudited Financial Statements, to the best of Seller's knowledge and belief, fairly present, in conformity with GAAP applied on a consistent basis, the financial position of Seller as of the dates indicated and the consolidated results of operations of Seller for the periods indicated.

3.7 ABSENCE OF UNDISCLOSED LIABILITIES.

     Seller has no Liability, except (i) those expressly reflected or reserved against on the Statement of Assets and Liabilities and (ii) Liabilities under Contracts set forth on Schedule 3.9 (excluding Liabilities arising from any breach thereof).

3.8 ABSENCE OF CERTAIN CHANGES.

     Except as set forth in Schedule 3.8, since the Determination Date, Seller has operated the Business in the ordinary course, consistent with past practice, and there has not been:

          (a) any Material Adverse Change;

          (b) any payment or distribution whether of cash or assets to the holder of the capital stock of Seller;

          (c) any general uniform increase in the compensation of employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of Seller, or any increase in any such compensation payable to any officer, or key employee;

          (d) any change in the tax or other accounting methods or practices followed by Seller, any change in depreciation or amortization policies or rates previously adopted or any write-up of inventory or other assets;

          (e) any change in the manner in which products or services of Seller are manufactured and marketed (including, without limitation, any change in prices), any change in the manner in which Seller extends discounts or credits to customers or any change in the manner or terms by which Seller collects its accounts receivable or otherwise deals with customers;

          (f) any failure by Seller to make scheduled capital expenditures;

          (g) any incurrence by Seller of any Liability outside the ordinary course of business consistent with past practice; or

          (h) agree or commit to do any of the foregoing.

3.9 CONTRACTS; NO DEFAULTS.

          (a) Schedule 3.9(a) contains a true and complete list and brief description of all written or oral contracts, agreements, leases, licenses, commitments, sales orders, third party payor agreements, purchase orders (with purchase obligations in excess of $5,000 or extending beyond 90 days from the Closing Date) and other instruments ("CONTRACTS") to which Seller is a party. Except for the Contracts disclosed in Schedule 3.9(a), with respect to the Business, Seller is not a party to or bound by any Contracts involving total payments or receipts of more than $25,000 per annum, per such Contract (or, in the case of purchase orders, those with purchase obligations in excess of $5,000 or extending beyond 90 days from the Closing Date).

          (b) Each of the Contracts constitutes a legal, valid and binding agreement of Seller (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles) and is in full force and effect. Seller is not in, nor, to the best of Seller's Knowledge, alleged to be in, breach or default under, any of the Contracts and, to the best of Seller's Knowledge, no other party to any of the Contracts is in breach or default thereunder.

3.10 LITIGATION.

     Except as set forth on Schedule 3.10, there (i) is no Proceeding pending against, or to the Knowledge of Seller, threatened in writing against Seller in respect of the Business or the Purchased Assets, whether at law or in equity, before any court or arbitrator or any

Governmental Entity or (ii) are no Orders against Seller in respect of the Business or the Purchased Assets.

3.11 COMPLIANCE WITH LAWS AND COURT ORDERS.

          (a) Except as set forth on Schedule 3.11(a), Seller is not in any respects in violation of any Law or Order applicable to the Purchased Assets or the conduct of the Business. Schedule 3.11(a) contains a true and complete list of all material Permits and all Orders under which Seller is operating or bound and Seller has furnished to Buyer true and complete copies thereof. Seller is in compliance with the terms of all such material Permits and all such material Permits are in full force and effect, no material violations with respect to any thereof occurred or are or have been recorded, no Proceeding is pending or, to Seller's knowledge, threatened in writing to revoke or limit any thereof.

          (b) All products of Seller are in compliance with all premarketing, facility registration and product listing requirements, as well as manufacturing laws, regulations, standards and procedures of the United States Food and Drug Administration (the "FDA") and applicable Governmental Entities, including, without limitation, the International Standards Organization.

          (c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by Seller have been so filed, maintained or furnished (excluding any Tax Returns that are exclusively covered in Article 9). Except as set forth on Schedule 3.11(c), all such reports, documents, claims and notices were complete and correct, including having met insurance coverage and medical necessity requirements, in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

3.12 PROPERTIES.

          (a) Seller owns no real property used in the Business. Schedule 3.12(a) correctly describes all real property used or held for use exclusively in the Business which Seller leases, operates or subleases (the "REAL PROPERTY"). None of the Purchased Assets consist of an interest in real property on which a Tax is imposed, or the value of the interest is reassessed, on the transfer of such interest.

          (b) Seller has good title to, or in the case of any leased Real Property or personal property, has a valid leasehold interest in, all Purchased Assets, except where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect. No Purchased Assets are subject to any Lien, except:

               (i) Liens disclosed on Schedule 3.12(b);

               (ii) Liens disclosed on the Statement of Assets and Liabilities or the notes thereto or securing Liabilities reflected on Statement of Assets and Liabilities or notes thereto;

               (iii) Liens for Taxes, assessment and similar charges that are not yet due or are being contested in good faith;

               (iv) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith;

               (v) other Liens which would not have a Material Adverse Effect (clauses (i) - (iv) of this Section 3.12(b) are, collectively, the "PERMITTED Liens").

3.13 INTELLECTUAL PROPERTY.

          (a) Schedule 3.13(a) contains a list of all Intellectual Property owned or licensed by Seller and used or held for use in the Business (except for computer hardware and software programs and related databases not used exclusively in conduct of the Business) including, without limitation, the "OrthoTech" tradename and the Seller's website name and location "www.softgoods.com" and all of its content relating to the bracing and softgoods support business on the Worldwide Web (the "BUSINESS INTELLECTUAL PROPERTY"). The Business Intellectual Property is all the Intellectual Property of the Business as it is currently being conducted. Seller owns, has the right to use, sell, license and dispose of all Business Intellectual Property other than the Business Intellectual Property for which Seller has a valid license.

          (b) Schedule 3.13(b) sets forth a list of all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any person is authorized to use any of the Business Intellectual Property.

          (c) Except as set forth on Schedule 3.13(c), no Business Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person.

          (d) Except as set forth in Schedule 3.13(d), there are no royalties, honoraria, fees or other payments payable by Seller to any Person by reason of the ownership, use, license, sale or disposition of Seller's Business Intellectual Property.

          (e) Seller has used reasonable efforts to safeguard and maintain (i) the secrecy and confidentiality of confidential or proprietary information and
(ii) the proprietary rights of Seller in all of the Business Intellectual Property.

          (f) Seller has not received from any Person in the past two years any written notice, charge, complaint, claim or assertion that Seller has interfered with, infringed upon, misappropriated or otherwise come in conflict with any Intellectual Property of any Person; and

          (g) Seller has not sent to any Person in the past two years, or otherwise communicated in writing to any Person, any notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any Business Intellectual Property by such other Person or any acts of unfair competition by such other Person, nor, to Seller's Knowledge, is any such infringement, misappropriation, conflict or act of unfair competition occurring.

3.14 FINDERS' FEES.

     There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.15 SUPPLIERS AND VENDORS.

     Except in the ordinary course of the Business, since December 31, 1999, no material supplier or vendor to Seller in connection with the Business has canceled or otherwise terminated, or, to Seller's Knowledge, threatened in writing to cancel or otherwise terminate, its relationship with Seller or has decreased, limited or otherwise modified, or to Seller's Knowledge, threatened in writing to decrease, limit or otherwise modify, the services, supplies or materials it provides to Seller.

3.16 CUSTOMERS.

     Except as set forth on Schedule 3.16, since December 31, 1999, no customer of Seller in connection with the Business, to which or whom more than $50,000 of annual sales were made in fiscal year 1999, has notified Seller in writing that it intends to terminate or materially curtail its relationship or dealings with Seller.

3.17 SUFFICIENCY OF PURCHASED ASSETS; CONDITION OF PURCHASED ASSETS.

          (a) The Purchased Assets constitute all of the tangible and intangible property currently being used in the conduct of the Business by Seller (whether owned, leased or held under license by Seller) except for Excluded Assets.

          (b) Except as set forth on Schedule 3.17(b), each Purchased Asset which is material to the Business is in all respects in good working order, operating condition and state of repair, except for ordinary wear and tear.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Except as set forth in the disclosure schedule attached hereto, Buyer represents and warrants to Seller as of the date hereof as follows:

4.1 LEGAL EXISTENCE AND POWER.

     DonJoy is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. DonJoy has all requisite power and authority and all material Permits required to carry on its business as now conducted, except for those material Permits the absence of which would not have a material adverse effect on DonJoy. DJ is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. DJ has all requisite power and authority and all material Permits required to carry on its business as now conducted, except for those material Permits the absence of which would not have a material adverse effect on DJ. All of the equity interests of DJ are owned by DonJoy.

4.2 AUTHORIZATION.

     Buyer has the requisite power and authority to enter into this Agreement and the Assignment and Assumption Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Assignment and Assumption Agreement and the consummation of the transactions contemplated hereby and thereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. Each of this Agreement and the Assignment and Assumption Agreement has been or will be at or prior to Closing duly and validly executed and delivered by Buyer and is or will be when executed, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

4.3 GOVERNMENTAL AUTHORIZATIONS.

     Except as set forth on Schedule 4.3, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Entity.

4.4 NONCONTRAVENTION.

     The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in any violations of the certificate of formation or company agreement of Buyer, (ii) assuming compliance with the matters referred to in Section 4.3, violate in any material respects any applicable Law, (iii) require any consent or other action by any Person under, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or a loss of any material benefit to which Buyer is entitled under any provision or any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

4.5 LITIGATION.

     There is no action, suit investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, any Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

4.6 FINDERS' FEES.

     There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                               COVENANTS OF SELLER

5.1 CONDUCT OF THE BUSINESS.

     From the date hereof until the Closing Date (the "PRE-CLOSING PERIOD"), Seller shall conduct the Business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business. Without limiting the foregoing, during the Pre-Closing Period, Seller will not, without the prior consent of Buyer:

          (a) with respect to the Business, acquire a material amount of assets from any Person;

          (b) sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

          (c) increase or promise to increase the compensation payable to its employees (other than normal compensation reviews and raises consistent with past practices or any retention plan put in place by Seller);

          (d) fail to pay, discharge or satisfy any material claims, Liabilities or obligations (whether absolute, accrued, contingent or otherwise), except with respect to Taxes that are exclusively covered in Article 9;

          (e) change in any material respect the accounting methods or practices followed by it, including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in GAAP;

          (f) amend or modify in any way its certificate of incorporation or by-laws; and

          (g) agree or commit to do any of the foregoing.

5.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) During the Pre-Closing Period, Seller will, upon reasonable and adequate prior notice, (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives ("REPRESENTATIVES") reasonable access to the offices, properties, books and records, including, without limitation, historical financial records, of Seller pertaining to the Business, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. Notwithstanding the foregoing, Buyer shall not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information or agreements which in Seller's good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability.

          (b) On and after the Closing Date, Seller will, upon reasonable and adequate prior notice, afford promptly to Buyer and its Representatives reasonable access to its books of account, financial and other records, including, without limitation, historical financial records, information and employees to the extent necessary or useful to Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of business by Seller. Buyer shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

5.3 NOTICES OF CERTAIN EVENTS.

     Seller shall promptly notify Buyer of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced relating to Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 3.10.

5.4 NON-COMPETITION.

     In furtherance of the transactions contemplated hereby, Seller covenants and agrees that, for the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date (the "NON-COMPETE PERIOD"), neither Seller nor any of its Affiliates will engage directly or indirectly in the Seller's Restricted Business (it being understood by the parties that such restriction shall not apply to a Non-Orthopedic Affiliate if such Non-Orthopedic Affiliate ceases to be an Affiliate during the Non-Compete Period); provided, however, that nothing set forth in this Section 5.4 shall prohibit (A) any Affiliate from engaging in the Seller's Restricted Business if and solely to the extent that such Affiliate is engaging in such Seller's Restricted Business as of the Closing Date (a "COMPETING BUSINESS"), which existence of such a

Competing Business is in good faith not known (after reasonable inquiry) on the Closing Date by Seller or (B) Seller or its Affiliates from:

          (a) owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any Person engaging directly or indirectly in the Seller's Restricted Business;

          (b) owning an interest in any Person engaging directly or indirectly in the Seller's Restricted Business acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision;

          (c) acquiring all or substantially all of the assets or all or substantially all of the capital stock or other equity interests of any other Person engaged directly or indirectly in the Seller's Restricted Business if less than 20% of the assets (on a book accounting basis) or gross sales of such Person as reflected in its most recent financial statements relate to the Seller's Restricted Business; provided, however, that if Seller or any of its Affiliates acquires all or substantially all of the assets or all or substantially all of the capital stock or other equity interests of any other Person, greater than 20% but not greater than 40% of the assets (on a book accounting basis) or gross sales of which, as reflected in such Person's most recent financial statements, relate to the Seller's Restricted Business, then Seller or such acquiring Affiliate shall, within nine months of the acquisition of the assets or capital stock or other equity interest of such Person, divest assets to the extent necessary so that less than 20% of the acquired assets (on a book accounting basis) or gross sales of the entity or business so acquired relate to the Seller's Restricted Business; or

          (d) engaging in any of the activities in the first paragraph of this
Section 5.4 if and to the extent they are activities (i) to be performed by Seller and its Affiliates pursuant to the Transition Services Agreement, (ii) related to the casting and splinting products, whether existing or in development, of Seller and its Affiliates, (iii) related to the participation by Seller and its Affiliates as a lender to, or an equity holder of, or supplier of Internet/WWW content to, and promoter of, the e-commerce business initiative of Recovery Care, or (iv) the subject matter of the Letter dated July 7, 2000, from Seller to Buyer.

                                   ARTICLE VI

                               COVENANTS OF BUYER

     Buyer agrees that:

6.1 CONFIDENTIALITY.

     From and after the date hereof, Buyer will hold, and will cause its Representatives to hold, in confidence, all confidential documents and information concerning the Business or Seller furnished to Buyer or its Representatives in connection with the transactions contemplated by this Agreement, except to the extent such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information (x) to its Representatives who have a need to know such information in connection with the transactions contemplated by this Agreement or the Related Documents and so long as such Representatives are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially, and (y) compelled by judicial or administrative process or by other requirements of Law. Buyer shall be responsible for any failure to treat such information confidentially by such Representatives. The obligation of Buyer and its Representatives to hold any information in confidence shall be satisfied if they exercise the same care with respect to such information as they would to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer will, and will cause its Representatives to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Representatives or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

6.2 ACCESS; CONFIDENTIALITY.

     On and after the Closing Date, Buyer will afford promptly to Seller and its Representatives reasonable access to its properties, books, records, employees and auditors to the extent directly relevant to the Business and necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or its rights and obligations with respect to any Person in connection with any period ending on or before the Closing Date; provided that any such access shall not unreasonably interfere with the conduct of the Business of Buyer. Seller will hold, and will cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Buyer or the Business provided to it pursuant to this Section 6.2. Seller shall be responsible for any failure to treat such information confidentially by Seller or its Representatives.

6.3 TRADEMARKS; TRADENAMES.

     After the Closing, Buyer shall not use any of the Seller Intellectual Property; provided that Buyer may sell any finished Products or use any packaging supplies or promotional materials included in the Purchased Assets on Products manufactured by Buyer, in each case which bears any trademark or tradename included in Seller Intellectual Property (such trademark or tradename being hereinafter referred to as a "SELLER MARK"), for a period up to twelve
(12) months after the Closing in the case of any finished Products which exist on the Closing Date and for a period up to six (6) months after the Closing in the case of Products manufactured by Buyer on or after the Closing Date. In connection with the sale or use of such Products, packaging supplies or promotional materials bearing a Seller Mark, Buyer agrees:

               (i) to identify any Products manufactured by Buyer, but on which such Buyer uses packaging supplies bearing a Seller Mark pursuant to this
     Section 6.3, with a special product code marking to be advised and agreed between Buyer and Seller prior to Closing and to affix a label indicating that such Products are manufactured and/or distributed by or on behalf of Buyer over any Seller Mark showing on such packaging supplies, and

               (ii) in all promotional material included in the Purchased Assets and used by Buyer, to affix a label indicating that Buyer is the owner of the Business and that the Products are manufactured and/or distributed by or on behalf of Buyer over any Seller Mark showing in such promotional materials. Notwithstanding the above, Buyer understands and agrees that Seller shall not be responsible for, and makes no warranties regarding, the content of any packaging supplies or promotional materials included in the Purchased Assets and that Buyer's use, dissemination and distribution of any such packaging supplies and promotional material shall be at Buyer's own risk.

6.4 RETURNED GOODS.

     For the period commencing on the Closing Date and ending on the 90th day following the Closing Date, Buyer shall use its reasonable efforts to process all returns of Products sold by Seller prior to the Closing Date. Upon receipt of notice from any of Seller's customers requesting the return of Products sold by Seller prior to the Closing Date, Buyer will deliver any such notice to Seller's designated representative for purposes of Seller determining, in good faith, if such returned Product should be accepted in accordance with Seller's published returned goods policy and procedures in effect on the Closing Date. Upon receipt of such approval from Seller's representative, Buyer shall (i) process all approved returned Products and pay to such customer the amount paid by such customer for any such returned Product (plus taxes and shipping costs) and (ii) either (A) deliver to Seller such returned Product and an invoice for the amount paid to such customer (plus taxes and shipping costs) or (B) accept such returned Product into Buyer's inventory and deliver to Seller an invoice for the amount paid to such customer (plus taxes and shipping costs), less the cost of goods sold of such returned Product. In the case of any customer dispute by Seller relating to returned Products, Seller and Buyer shall fully cooperate to resolve the dispute in a manner designed to preserve the continuing relationship with the customer. Seller shall pay the amount set forth on any such invoice within thirty (30) days of the receipt by Seller of such invoice. Nothing in this Section 6.4 shall prevent Seller from donating any returned Products to charity after such returned Products have been delivered by Buyer to Seller; provided that in connection with such donation, Seller shall use reasonable efforts to ensure that such charity not sell or transfer for value any of such returned Products.

                                   ARTICLE VII

                          COVENANTS OF BUYER AND SELLER

     Buyer and Seller agree that:

7.1 GENERAL.

     Each of the parties will use reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions hereto).

7.2 FURTHER ASSURANCES.

          (a) Seller and its Affiliates, as necessary, and Buyer shall from time to time, and without further consideration, promptly execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets (including obtaining the consents reasonably requested by Buyer) and to cause Buyer to assume the Assumed Liabilities and to cause Seller to retain the Excluded Liabilities and Excluded Assets. All out-of-pocket expenses involved in honoring such requests shall promptly be reimbursed by the requesting party to the other.

          (b) Promptly after the Closing Date (but in no case later than nine
(9) months thereafter), Buyer shall, at its expense, prepare and submit to Seller for signature the documentation necessary to record the transfers of the trademarks included in the Purchased Assets. Buyer shall thereafter exert reasonable efforts to promptly complete the recordation of such transfers. After the Closing, Seller's obligation with respect to the maintenance of trademark registrations, patent and patent applications not yet transferred to Buyer shall be limited to prompt transmittal to Buyer of written notices relating thereto which are received by Seller.

7.3 CERTAIN FILING.

          (a) Seller and Buyer shall cooperate in good faith to file promptly all filings required by the HSR Act. Seller and Buyer shall also promptly file any additional information as required with respect to the HSR Act as soon as practicable after receipt of request therefor.

          (b) Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required (other than pursuant to the HSR Act) and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and timely seeking to complete or obtain any such actions, filings, consents, approvals or waivers.

7.4 PUBLIC ANNOUNCEMENTS.

     No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any Related Document or the existence of any arrangement between the parties, without the prior written consent of the other party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is compelled by judicial or administrative process or by other requirements of Law or by the rules of any securities exchange or national securities quotative system pursuant to a listing agreement therewith; provided that in such event, the party issuing same shall still be required to consult with the other party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof.

7.5 CONSENTS.

     Each party shall fully cooperate with the other to obtain all the Required Consents set forth on Schedule 3.5 and any other consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby. If the Required

Consents are not obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which such Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

7.6 MISDIRECTED PROCEEDS.

    If any moneys or other assets are received by a party after the Closing Date to which the other party is entitled under the terms of this Agreement (including, without limitation, any insurance proceeds), such party shall promptly pay such moneys or other assets to the other party.

7.7 CORPORATE NAME CHANGE.

     Within two (2) years of the Closing Date, Seller shall take all steps necessary to change its corporate name to a name sufficiently dissimilar from "DePuy Orthopaedic Technology, Inc." that, in the reasonable judgment of Buyer, there will be no confusion of the public including, without limitation, removing "Orthopaedic Technology" from such name; provided that Seller shall be under no obligation to remove the word "DePuy" from its name. From and after the Closing Date, Seller may only use the "DePuy Orthopaedic Technology, Inc." name until the date which is (i) the first anniversary of the Closing Date, for purposes of finalizing business transacted prior to the Closing with those customers of Seller which were customers of Seller as of the Closing Date and (ii) the second anniversary of the Closing Date, for purposes of making required filings with Governmental Entities. Except as set forth above, from and after the Closing Date, Seller shall refrain from trading or otherwise conducting business under the name "DePuy Orthopaedic Technology, Inc." Notwithstanding the foregoing, the parties hereto agree that, from and after the Closing Date, the tradenames "OrthoTech" and "Orthopaedic Technology" are and shall at all times remain the property of Buyer.

7.8 PHYSICAL TRANSFER OF PURCHASED ASSETS.

          (a) Seller shall assemble and prepare for delivery to Buyer at its Tracy, California facility the tangible Purchased Assets specified by Buyer on the Termination Date (as defined in the Transition Services Agreement). Such designated Purchased Assets shall be delivered F.O.B. Seller's location, to a carrier designated by Buyer, or in the absence of a designation by Buyer, to a carrier reasonably designated by Seller, in either case with the freight and other carriage charges to be paid by Buyer.

          (b) Promptly after the Closing, Buyer shall cause Seller's employees who are providing services to Buyer under the Transition Services Agreement to assemble, prepare for delivery and deliver all inventory of the "Global Shoulder Kit", at Seller's cost, to a location designated in writing by Seller to Buyer.

7.9 TERMINATION OF DISTRIBUTION AGREEMENTS.

          Promptly following the Closing Date, Seller shall provide notice of terminations to distributors and independent sales representatives of the Business pursuant to the terms of any distributor or independent sales representative agreements. Seller shall be responsible for any costs associated with such terminations.

                                  ARTICLE VIII

                                EMPLOYEE MATTERS

8.1 EMPLOYEES.

     Within 90 days of the Closing Date, DJ may, in its sole discretion, make offers of "Comparable Employment" (as defined below) to certain employees of the Business. DJ shall provide Seller with prior written notice of its intent to make such offers of "Comparable Employment", which notice shall include the names of such employees. Seller shall provide Buyer with all employment agreements, offer letters or similar writings, and will provide a description of all verbal understandings or agreements, containing the terms of employment of all such employees. From the date hereof until the date which is thirty (30) days after the Closing Date, neither Seller nor any of its Affiliates shall (i) solicit, induce or attempt to induce any of Seller's employees to remain employed by, or accept employment with, Seller or any of its Affiliates, or (ii) otherwise interfere with Buyer's ability to make offers of Comparable Employment to any of Seller's employees and the willingness or ability of Seller's employees to accept such offers; provided it is being acknowledged by Buyer that certain offers have been extended by Seller to certain employees prior to the date hereof and Buyer agrees this provision shall not apply to any employee to whom such offer has been extended. During such period, DJ and Seller shall reasonably cooperate to ensure that the process to retain the services of such employees is completed. Each such employee who accepts DJ's offer of employment and is hired by DJ shall at such time become a "TRANSFERRED EMPLOYEE." For the purposes of this Article VIII, "COMPARABLE EMPLOYMENT" means a position that has substantially similar duties and responsibilities as the position the relevant employee currently holds with Seller and that has a salary or wages and benefits (other than stock options) comparable to employees of Buyer who are similarly situated. Seller shall not at any time on or after the Closing Date, without prior written notice to Buyer, provide notice of or otherwise effectuate a "Plant Closing" or "Mass Layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any facility, site of employment, operating unit or employee of Seller.

8.2 TERMS OF EMPLOYMENT.

     DJ agrees to use reasonable efforts to maintain and continue such Comparable Employment for each Transferred Employee for a period of at least eighteen (18) months following the date on which each Transferred Employee is hired, except that DJ may terminate a Transferred Employee at any time for any reason or for "Just Cause." For the purposes of this Agreement, the term "JUST CAUSE" shall mean: (i) the failure of a Transferred Employee to perform his or her duties and obligations (assuming no substantial change in duties or obligations) in any material respect; (ii) a Transferred Employee's conviction of, or pleading nolo contendere to, any crime; or (iii) a violation of any Law in connection with a Transferred Employee's employment which is injurious to the Business. If a Transferred Employee is terminated other than for Just Cause during such eighteen (18)-month period, such terminated Transferred Employee shall receive from DJ severance benefits, recognizing all service with Seller and DJ and their respective Affiliates, equal to the greater of (i) those severance benefits (including the continuation of medical and dental insurance coverage at the same premium cost as was applicable during active employment with Buyer) which such Transferred Employee would have received under the severance pay benefit formula in Seller's severance plan in effect immediately prior to closing (a copy of which has been delivered to Buyer prior to the date hereof), (ii) those severance benefits in effect under Buyer's severance plan at such time, or (iii) any other severance benefits required by Law. Further, Seller agrees to reimburse the Buyer for those severance payments made to such Transferred Employees (including applicable premiums for the continuation of medical and dental insurance coverage) provided such terminated Transferred Employees would have been entitled to such severance payments under Seller's severance plan in effect immediately prior to closing. Such reimbursements by Seller will be limited to the severance and medical and dental premium amounts which would have been payable to the Transferred Employee had such employee been terminated by Seller as of the Closing Date. Buyer shall not have any Liability to Seller for termination of a Transferred Employee pursuant to this Section 8.2 (other than for Just Cause) during the above referenced eighteen (18) month period, except as set forth in the preceding sentence. Notwithstanding the terms of this
Section 8.2, Buyer shall not be obligated to maintain the organizational structure of the Business as in effect prior to the Closing Date. All employees of the Business who are not Transferred Employees shall remain the responsibility of Seller.

8.3 BENEFITS.

     Unless otherwise specified in this Article VIII and except as provided in
Section 8.2, each Transferred Employee will be entitled to benefits under the employee benefit plans of DJ available to other employees of DJ who are employed in similar categories of employment. DJ shall offer each Transferred Employee the opportunity, as of each Transferred Employee's date of hire by Buyer, to participate in all of DJ's employee benefit plans for which each such employee would be eligible under the guidelines for such plans. For vesting and eligibility purposes under all of DJ's employee benefit plans, all Transferred Employees shall be given full credit for all service with Seller, Seller's Affiliates or Seller's former Affiliates. In addition to such recognition of all such prior service for purposes of vesting and eligibility, all Transferred Employees shall be given credit for such prior service for purposes of (i) accrual of severance benefits and (ii) accrual of vacation benefits. Seller shall promptly provide to Buyer, for each employee to whom DJ shall offer employment pursuant to Section 8.1, the applicable start date and all periods of service with Seller, Seller's Affiliates or Seller's former Affiliates, and DJ shall be entitled to rely on such Schedule for the purposes of determining periods of prior service under this Section 8.3.

8.4 BENEFITS REQUIREMENTS.

     DJ agrees that in complying with the benefit requirements set forth in this
Article VIII: (a) no pre-existing medical condition of any Transferred Employee or his or her eligible dependents shall cause DJ to deny, delay or otherwise alter coverage under DJ's benefit plans to any such person and (b) subject to the approval of DJ's insurance carriers, all expenses incurred by Transferred Employees in calendar year 2000 prior to the Closing Date for deductible amounts or maximum out-of-pocket amounts for calendar year 2000 under Seller's comprehensive medical/dental benefit plan will be applied towards and reduce, on a dollar for dollar basis, any such amounts under DJ's analogous plans.

8.5 SELLER'S BENEFIT PLANS.

     After the Closing Date, Transferred Employees will accrue no further service credit under any Employee Benefit Plan of Seller; provided, however, that any Transferred Employee who shall have vested rights or entitlement to benefits under any of the Employee Benefit Plans of Seller or its Affiliates shall remain entitled to receive such benefits in accordance with the terms of such plans and Seller shall be responsible for paying or providing such benefits.

                                   ARTICLE IX

                                   TAX MATTERS

9.1 TAX DEFINITIONS.

     The following terms, as used herein, have the following meanings:

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "PRE-CLOSING TAX PERIOD" means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

          "TAX" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registrations, recording, documentary, conveyancing, gains, withholding on amounts paid to Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in clause (i) as a result of (A) being party to any agreement or any express or implied obligation to indemnify any other Person, (B) being a "transferee" within the meaning of Section 6901 of the Code, or similar provisions of state, local or foreign law or (C) being a member of an affiliated, combined or unitary or consolidated group (by reason of Treas. Reg.
Section 1.1502-6 or otherwise).

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

9.2 TAX MATTERS.

     Seller hereby represents and warrants to Buyer that:

          (a) Other than any Taxes being contested in good faith by appropriate Proceedings and disclosed on Schedule 9.2(a), Seller has timely paid all Taxes, and all interest and penalties due thereon payable by it for the Pre-Closing Tax Period which have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchase Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

          (b) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and payment thereof (including employment and sales Taxes).

          (c) Seller has not been notified by any Taxing Authority to which it does not file Tax Returns that it may be obligated to file Tax Returns to such jurisdiction.

9.3 TAX COOPERATION; ALLOCATION OF TAXES.

          (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of an election relating to Taxes, the preparation of any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes for the Pre-Closing Period pertaining to the Purchased Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to the Taxes involving the Purchased Assets or the Business.

          (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end) on the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Buyer and Seller based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "POST-CLOSING TAX PERIOD"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, the party that receives such bill shall present a statement to the other party setting forth the amount of such Tax for which such other party is responsible, together with such supporting evidence as is reasonably necessary to calculate the pro-ration amount. The pro-ration amount shall be paid by the party owing it to the other party within 10 days after delivery of such statement. In the event that either Seller or Buyer shall make any payment for which the other party is responsible, such Buyer or Seller shall be entitled to be reimbursed for the amount of such payment and the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled, together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement.

          (c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer, and similar Taxes, levies, charges and fees (collectively, the "TRANSFER TAXES") incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

10.1 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER.

     The obligations of Buyer and Seller to consummate the Closing are subject to satisfaction of the following conditions: All consents and approvals of and filings with (and the expiration of any associated waiting period) any Governmental Entity listed on Schedule 10.1, which must be obtained, in order not to violate applicable Law, prior to the consummation of the transactions contemplated hereby. No Governmental Entity listed on Schedule 10.1 has enacted or adopted a Law, obtained an Order or commenced a Proceeding seeking to interfere with, or make illegal, the transactions contemplated hereby.

10.2 CONDITIONS TO OBLIGATIONS OF BUYER.

     The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) Accuracy of Representations and Warranties; Performance of Covenants.

               (i) Seller shall have performed or complied with in all material respects all of its obligations, agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date; and

               (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material", "in all material respects" and "Material Adverse Effect") at and as of the Closing Date, as if made at and as of such date except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects of such date (without giving effect to language in the beginning paragraph of Article III which states "Seller represents and warrants to Buyer as of the date hereof as follows"), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

          (b) Related Documents. Seller shall have executed and delivered to Buyer the Related Documents.

          (c) Consents and Approvals. All consents, approvals, authorizations, filings and notices identified on Schedule 10.2(c) shall have been obtained, made or given and shall be in full force and effect, except where the failure to obtain, make or gain such consents, approvals, authorizations, filings and notices would not have a Material Adverse Effect.

          (d) Related Certificates. The following certificates:

               (i) a certificate of the secretary of Seller and DePuy, Inc., respectively, dated as of the Closing Date, certifying (A) that true and complete copies of Sellers' and DePuy, Inc.'s, respectively, certificate of incorporation and by-laws as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of Seller and DePuy, Inc., respectively, executing this Agreement or any of the Related Documents on behalf of Seller, and (C) the genuineness of the resolutions (attached thereto) of the board of directors of Seller and DePuy, Inc., respectively, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Seller and DePuy, Inc., respectively, is a party and the consummation of the transactions contemplated hereby and thereby;

               (ii) a certificate of the principal executive officer of Seller dated as of the Closing Date, certifying as to (A) the accuracy of the representations and warranties of each Seller contained herein, as contemplated by Section 10.2(a)(ii), and (B) the performance of the covenants of Seller as contemplated by Section 10.2(a)(i).

10.3 CONDITIONS TO THE OBLIGATIONS OF SELLER.

     The obligation of Seller to consummate the Closing is subject to the satisfaction of the following conditions:

          (a) Accuracy of Representatives and Warranties; Performance of Covenants.

               (i) Buyer shall have performed or complied with in all material respects all of its obligations, agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date; and

               (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material", "in all material respects" and "Material Adverse Effect") at and as of the Closing Date, as if made at and as of such date, except for those representations and warranties which address matters as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date (without giving effect to language in the beginning paragraph of Article IV which states "Buyer represents and warrants to Seller as of the date hereof as follows"), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

          (b) Related Documents. Buyer shall have executed and delivered to Seller the Related Documents.

          (c) Related Certificates. The following certificates:

               (i) a certificate of the secretary of DJ and DonJoy, respectively, dated as of the Closing Date, certifying (A) that true and complete copies of the certificate of formation and company agreement of DJ and DonJoy, respectively, as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer or managing member of DJ and DonJoy, respectively, executing this Agreement or any of the Related Documents on behalf of DJ and DonJoy, respectively, and (C) the genuineness of the resolutions (attached thereto) of the officer or managing member of DJ and DonJoy, respectively, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which DJ and DonJoy, respectively, is a party and the consummation of the transactions contemplated hereby and thereby;

               (ii) a certificate signed by an officer or managing member of DJ and DonJoy, respectively, dated as of the Closing Date, certifying as to
     (A) the accuracy of the representations and warranties of DJ and DonJoy, respectively, contained herein, as contemplated by Section 10.3(a)(ii), and
     (B) the performance of the covenants of DJ and DonJoy, respectively, as contemplated in Section 10.3(a)(i).

          (d) Purchase Price. Seller shall have received the Purchase Price.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

11.1 SURVIVAL.

     The representations and warranties of the parties shall survive the Closing until fifteen (15) months after the Closing Date; provided that the representations and warranties contained in Sections 3.1, 3.2, 3.13, 4.1, 4.2 and Article IX shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. The covenants and other agreements of each of the parties hereto contained in this Agreement shall survive the Closing until fifteen months after the Closing Date; provided that Sections 5.2(b), 5.3, 5.4, 6.1, 6.2, 6.3, 7.2, 7.4 and 8.2 shall survive the Closing Date until the earlier of the sixth (6) anniversary of the Closing Date or until they are earlier terminated by their terms. The agreements contained in Article IX and this Article XI shall survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the foregoing, any claim asserted by either party prior to the applicable survival date shall survive until the final resolution thereof.

11.2 INDEMNIFICATION.

          (a) Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, diminution in value, liability and expense (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by Buyer or any of its Affiliates resulting from, based upon or arising out of:

               (i) any inaccuracy, misrepresentation or breach of any representation or warranty made by Seller pursuant to this Agreement;

               (ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement; or

               (iii) any Excluded Liability;

provided that (A) Seller shall not be liable under Section 11.2(a)(i) until the aggregate amount of Damages with respect to all matters referred to in Section 11.2(a)(i) exceeds $700,000, and then to the extent of Damages incurred in excess of such amount only, provided that items of Damage that are individually in an amount less than $15,000 shall not be applied against such $700,000 amount, (B) Seller's maximum Liability under Section 11.2(a)(i) and 11.2(a)(ii) (except for any covenant and agreement to be performed by Seller under Section 5.4) shall not exceed $25,000,000 and (C) Seller's maximum Liability for any breach of any covenant or agreement to be performed by Seller under Section 5.4 shall not exceed $56,500,000.00 less any amount actually paid pursuant to clause
(B) above.

     (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of:

               (i) any inaccuracy, misrepresentation or breach of any representation or warranty made by Buyer pursuant to this Agreement or any Related Document;

               (ii) any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement or any Related Document;

               (iii) any Assumed Liability; or

               (iv) any claim, proceeding, investigation or other action made or taken by any third party relating to or arising out of Buyer's dissemination and use of the packaging supplies and promotional materials bearing any Seller Mark pursuant to Section 6.3;

provided that (A) Buyer shall not be liable under Section 11.2(b)(i) until the aggregate amount of Damages with respect to all matters referred to in Section 11.2(b)(i) exceeds $700,000, and then to the extent of Damages incurred in excess of such amount only, provided that items of Damage that are individually in an amount less than $15,000 shall not be applied against such $700,000 amount and (B) Buyer's maximum liability under Section 11.2(b)(i) and Section 11.2(b)(ii) shall not exceed $25,000,000.

11.3 PROCEDURES.

          (a) The party seeking indemnification under Section 11.2 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim or the commencement of any Proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

          (b) The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third party (the "THIRD PARTY CLAIM") and, subject to the limitations set forth in this Section 11.3, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. Notwithstanding anything to the contrary herein, with respect to an indemnification relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense of any claim asserted by a Governmental Entity relating to Taxes, but the Indemnified Party shall control such defense. The Indemnified Party will not settle any such claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

          (c) If the Indemnifying Party shall assume control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.3,
(i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

          (d) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

11.4 CALCULATION OF DAMAGES.

          (a) The amount of any Damages payable under Section 11.2 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies. The Indemnifying Party shall not be liable under Section 11.2 for any (i) Damages relating to any matter to the extent that the Indemnified Party had been fully compensated for such matter pursuant to the Purchase Price adjustment under Section 2.8, (ii) punitive, exemplary or Damages that are increased or multiplied pursuant to applicable Law (unless such Damages are the actual damages incurred by the Indemnified Person).

          (b) Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Indemnified Party has actual knowledge of information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy of such representation or warranty and shall be deemed to have waived its rights to indemnification in respect thereof.

11.5 ASSIGNMENT OF CLAIMS.

     If the Indemnified Party receives any payment from the Indemnifying Party in respect of any Damages pursuant to Section 11.2 and the Indemnified Party could have recovered all or part of such Damages from a third party (a "POTENTIAL CONTRIBUTOR"), the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of, or any part of, such payment.

11.6 EXCLUSIVITY.

     Upon and after the execution of this Agreement, all disputes arising out of this Agreement or the transactions contemplated hereby (other than those under Section 2.8) shall be resolved in accordance with Sections 13.6 and 13.7. After the Closing, Section 11.2 shall provide the exclusive method of calculation of monetary Damages for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Except as set forth above, each party expressly waives any other rights and claims (other than claims based on fraud, willful misconduct or similar claims) it may have against the other, whether in law or equity, relating to the Business or the transactions contemplated hereby.

                                   ARTICLE XII

                                   TERMINATION

12.1 GROUNDS FOR TERMINATION.

     This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written agreement of Seller and Buyer;

          (b) by either Seller or Buyer if the Closing shall not have occurred on or before September 1, 2000;

          (c) by either Buyer or Seller if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Entity listed on Schedule 10.1 having competent jurisdiction; or

          (d) by Buyer pursuant to Section 13.12.

     The party desiring to terminate this Agreement pursuant to clause 12.1(b) or 12.1(c) shall give written notice of termination to the other party.

12.2 EFFECT OF TERMINATION.

     If this Agreement is terminated as permitted by Section 12.1 or 13.12, such termination shall be without Liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, that if such termination shall result from the willful failure of a party to fulfill (unless such willful failure is due to the inability of such party to obtain commercially reasonable terms) any closing condition under Article 10, where fulfillment is solely within such party's control, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 5.2, 6.2, 13.3 and 13.13 shall survive any termination hereof pursuant to Section 12.1 or 13.12.

                                  ARTICLE XIII

                                  MISCELLANEOUS

13.1 NOTICES.

     Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or
(c) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

          if to Seller, addressed to:

                 DePuy Orthopaedic Technology, Inc.
                 c/o DePuy, Inc.
                 700 Orthopaedic Drive
                 Warsaw, IN 46561-0988
                 Attention: Vice President; New Business Development Fax No.: (219) 372-7458

          with a copy to:

                 Johnson & Johnson
                 One Johnson & Johnson Plaza
                 New Brunswick, NJ 08933
                 Attention: Associate General Counsel, Corporate
                 Fax No.: (732) 524-2788

          and if to Buyer, addressed to:

                 dj Orthopedics, LLC
                 2985 Scott Street
                 Vista, CA 92083-8229
                 Attention: President and CEO
                 Fax No.: (760) 734-3530
          with a copy to:

                 O'Sullivan Graev & Karabell, LLP
                 30 Rockefeller Plaza
                 New York, NY 10112
                 Attention:  John J. Suydam, Esq.
                 Fax No.: (212) 408-2420

or to such other individuals or addresses as may be specified from time to time in a written notice given by such party.

13.2 WAIVERS.

          (a) Any provision in this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3 EXPENSES.

     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including the fees of counsel and accountants, shall be paid by the party incurring such expenses.

13.4 SUCCESSORS AND ASSIGNS.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights and obligations under this Agreement without the consent of the other party hereto, except that Seller (except in the case of Seller's obligations under Section 5.4) or any Buyer may assign, delegate or transfer any of its rights and obligations to any of their respective Affiliates (and with respect to Buyer only, Buyer may assign rights and obligations to its lenders necessary to obtain the financing contemplated hereby).

13.5 GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, in all respects, including all matters of validity, construction and performance of this Agreement.

13.6 MEDIATION.

          (a) Any dispute, controversy or claim arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this agreement by fraud or otherwise (in each case, a "Dispute"), shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the CPR Institute for Dispute Resolution ("CPR")then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive of each of the parties with authority to resolve the dispute.

          (b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

          (c) The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement within fifteen
(15) days of initiation of the mediation, the mediator shall be selected by CPR from a list generated by CPR with each party having the right to exercise challenges for cause and two (2) peremptory challenges within three (3) business days of receiving the CPR list.

          (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than thirty (30) days after initiation. Under no circumstances shall the commencement of arbitration under Section 13.7 below be delayed more than thirty (30) days by the mediation process specified herein.

          (e) Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent proceedings.

          (f) Each party has the right to pursue provisional or permanent equitable relief from any court, such as attachment, injunction, specific performance or replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

13.7 DISPUTE RESOLUTION.

          (a) Any Dispute which was not resolved pursuant to Section 13.6 above will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the CPR, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York.

          (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by mutual agreement, from another provider of arbitrators) who shall be a lawyer specializing in business litigation with at least fifteen (15) years experience with a law firm or corporation of over twenty-five (25) lawyers or a former judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than Five Million Dollars ($5,000,000.00), and the aggregate damages sought by the counterclaimant are stated to be less than Five Million Dollars ($5,000,000.00), and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the American Arbitration Association. There shall be no ex parte communications with an arbitrator either before or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

          (c) The parties agree to cooperate (i) to obtain selection of the arbitrator(s) within thirty (30) days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within thirty (30) days of selection (or as soon thereafter as the arbitrator(s) is available), and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than five (5) months after selection of the arbitrator(s) and in the award being rendered within thirty
(30) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with thirty (30) days after the conclusion of the hearings. In the event no such agreement is reached, (A) the CPR will select an arbitrator(s), allowing appropriate challenges for cause and three (3) peremptory challenges for each side, and permitting parties, prior to exercising their final peremptory challenge, jointly to interview each of the top three final candidates (for no more than one hour each) if a single arbitrator is being selected or the top five finalists if a panel of three is being selected, (B) the arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within thirty (30) days of the conclusion of the evidence at the hearing, and (C) the arbitrator(s) shall provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten (10) days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

          (d) The arbitrator(s) must render an award following the substantive law of New York and are not free to apply "amiable compositeur" or their own or another's view of natural justice and equity." The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made, with the cost thereof to be paid one-half by Seller and one-half by Buyer, and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.

          (e) To the extent possible, the arbitration hearings and award will be maintained in confidence.

          (f) The United States District Court for the Southern District of New York may enter judgment upon any award. In the event the arbitrator's award exceeds Five Million Dollars ($5,000,000.00) in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the court shall vacate, modify or correct any award (including remanding to the arbitrator(s) for further proceedings) where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, the court will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than Five Million Dollars ($5,000,000.00) in damages and not including equitable relief may be vacated, modified or corrected only pursuant to the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions and the entry of judgment on any award and the vacatur, modification and correction of any award as above specified. In the event such Court lacks subject matter jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

          (g) In the event the expanded judicial review provided for under paragraph (f) above is not available from the court as a matter of law, the party unable to obtain such review may instead obtain review of the arbitrators' award or decision by a single appellate arbitrator (the "APPEAL ARBITRATOR") selected from the CPR list of distinguished neutrals and pursuant to then current CPR selection procedures. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five (45) days following oral argument as provided in this Section. Any such review must be initiated with the CPR within thirty (30) days following the date the district court declines the expanded review specified in paragraph (f) above. In the event timely review is sought, the Appeal Arbitrator will make the same review of the arbitration panel's ruling and its bases that the Court of Appeals of the federal circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly. The Appeal Arbitrator will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred twenty (120) days, respectively, following the date the court declines the expanded review specified in paragraph (f); whereas, the opposing Party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the district court declines the expanded review specified in paragraph (f), and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.

          (h) Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional or permanent equitable remedies such as attachment, injunction, specific performance, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

          (i) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

13.8 COUNTERPARTS; THIRD PARTY BENEFICIARIES.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.9 ENTIRE AGREEMENT.

     This Agreement and each Related Document constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and each Related Document and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and each Related Document, including without limitation the Letter of Exclusivity and Term Sheet dated May 17, 2000 among the parties; provided, however, that notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect unless and until the Closing Date. Each of the parties acknowledge that in deciding to enter into this Agreement and each Related Document and to consummate the transactions contemplated hereby and thereby neither of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein and therein.

13.10 BULK SALES LAW.

     Buyer and Seller each hereby waive compliance by Seller with the provisions of the "bulk sales" and "bulk transfer" or similar laws of any state.

13.11 HEADINGS.


     The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

13.12 DISCLOSURE SCHEDULES.

          (a) Seller may revise the disclosure schedules to this Agreement (the "SCHEDULES") by delivering revised Schedules to Buyer at any time prior to the Closing Date. Buyer shall have the right to review the revised Schedules for a period of not more than 5 business days after receipt thereof. At any time within such 5-business-day-period, Buyer shall have the right to terminate this Agreement by delivery of a notice to Seller if the revised information would have a Material Adverse Effect. This notice, if given, shall specify the information forming the basis for the decision to terminate. Seller shall have 5 business days after receipt of such notice to review with Buyer the information forming the basis for the decision to terminate and attempt to agree on corrective measures, if any. If the parties cannot agree on corrective measures, then this Agreement shall terminate. If this Agreement is not terminated as permitted by this Section 13.12, Buyer shall be deemed to have accepted such revisions, and the Schedules attached to this Agreement as of the date hereof shall be deemed to be superseded by the revised Schedules.

          (b) The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and are intended only to qualify and limit the representations or warranties of Seller contained in this Agreement and any exhibits hereto and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. Except as provided in the representations and warranties of the Agreement, no reference in any Schedule to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The contents of each document specifically identified in the Schedule is incorporated by reference into the Schedules as though fully set forth in the Schedules. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement (including the exhibits hereto), the information and disclosures contained in each section of the Schedules shall be deemed to be disclosed and incorporated by reference in each of the other sections of the Schedules as though fully set forth in such other sections (whether or not specific cross-references are made), and shall be deemed to qualify and limit all representations, warranties and covenants of Seller contained in this Agreement and the exhibits hereto.

13.13 CONFIDENTIALITY AGREEMENT.

     The Confidentiality Agreement between the parties dated August 16, 1999 shall remain in effect until the Closing Date notwithstanding any termination provisions of such Confidentiality Agreement.

13.14 NO SHOP.

          (a) Seller acknowledges that substantial time of Buyer and out-of-pocket expenses (including attorneys' and accountants' fees and expenses) have been and will continue to be expended and incurred in connection with conducting legal, business and financial due diligence investigations of Seller and the Business, drafting and negotiating this Agreement and the Related Documents and consummating the transactions contemplated hereby and thereby (collectively, "ACQUISITION EXPENSES"). Accordingly, until the Closing Date (unless this Agreement is sooner terminated), Seller shall not, and shall use its best efforts to not permit any its Representatives, (i) enter into any written or oral agreement or understanding with any Person (other than Buyer) regarding Another Transaction (as defined below); (ii) enter into or continue any negotiations or discussions with any Person (other than Buyer) regarding the possibility of Another Transaction (as defined below); or (iii) provide any non-public financial or other confidential or proprietary information regarding Seller or the Business (including this Agreement and any other financial information, projections or proposals regarding Seller or the Business) to any Person (other than Buyer) who the Company knows, or has reason to believe, would have any interest in participating in Another Transaction. As used herein, the term "ANOTHER TRANSACTION" means (x) the sale of the Business or any of the Purchased Assets, other than the sale of inventories in the ordinary course consistent with past practice or (y) the sale (whether by sale of stock, merger, consolidation or otherwise) of more than 50% of the voting securities of Seller. Seller represents that it is not a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement.

          (b) Each party recognizes and acknowledges that a breach of this
Section 13.14 will cause irreparable and material loss and damage for Buyer, which cannot be adequately compensated for in damages by an action at law. Therefore, Seller agrees that Buyer shall be entitled, in addition to any other remedies and damages available, to the equitable remedies of injunction and specific performance with respect to Seller's obligations hereunder.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                   BUYER:


                                   DJ ORTHOPEDICS, LLC


                                   By: /s/ CHARLES T. ORSATTI
                                      ------------------------------------------
                                      Name: Charles T. Orsatti
                                      Title: Chairman


                                   DONJOY, L.L.C.


                                   By: /s/ CHARLES T. ORSATTI
                                      ------------------------------------------
                                      Name: Charles T. Orsatti
                                      Title: Chairman


                                   SELLER:

                                   DEPUY ORTHOPAEDIC TECHNOLOGY, INC.


                                   By: /s/ THOMAS J. OBERHAUSEN
                                      ------------------------------------------
                                      Name: Thomas J. Oberhausen
                                      Title: Vice President

                                    GUARANTOR

                                    DePuy, Inc. hereby unconditionally and
                                    irrevocably guarantees to Buyer the full and timely performance and payment of all of Seller's obligations under the Agreement and each Related Document. DePuy, Inc. agrees that Buyer may proceed against DePuy, Inc. for the performance or payment of such obligations. In addition, DePuy, Inc. hereby waives all special suretyship defenses and notice requirements.


                                    DEPUY, INC.


                                    By: /s/ THOMAS J. OBERHAUSEN
                                       -----------------------------------------
                                       Name: Thomas J. Oberhausen
                                       Title: Vice President